Exhibit 5.2

                         PROFFITT'S, INC.
                      750 Lakeshore Parkway
                      Birmingham, AL  35211





                                   March 6, 1998



United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  Carson Pirie Scott & Co. Savings Plan

     The registrant, Proffitt's, Inc., has undertaken to submit the above referenced plan and any amendments thereto (the "Plan") to the Internal Revenue Service. The Registrant will make all changes required by the IRS in order to qualify the Plan under the Internal Revenue Code.

                                   Sincerely,

                                   By:  /s/  Brian J. Martin
                                      Brian J. Martin
                                      Executive Vice President of
                                      Law and General Counsel